Exhibit 3.(ii)

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                FIBERSTARS, INC.


     The undersigned, being the duly acting and appointed Secretary of Fiberstars, Inc., a California corporation (the "Corporation"), hereby certifies that Article III, Section 3.2 of the Company's Bylaws has been amended to decrease the exact number of directors fixed within Corporation's variable range of directors comprising its Board of Directors from eight (8) to six (6) effective as of April 22, 2005, which amendment as of such date was ratified, affirmed and adopted by the Board of Directors by resolution upon motion duly made, seconded and carried at its regular meeting of the Board of Directors held on April 22, 2005, which Section 3.2, as amended, reads in its entirety as follows:

     "3.2      NUMBER OF DIRECTORS

               The number of directors of the corporation shall not be less than five (5) nor more than nine (9). The exact number of directors shall be six
     (6) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

               No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

Dated:  April 27, 2005                              /s/ Robert A. Connors
                                                    ----------------------------
                                                    Robert A. Connors, Secretary